EXHIBIT 10.(iii)(A)(h)

                            CONSULTING AGREEMENT

          AGREEMENT made as of the 29th day of October, 1981 between THE DREYFUS CORPORATION (hereinafter called "Corporation"), a New York corporation, having its offices and principal place of business at 767 Fifth Avenue, New York, New York 10153 and Lawrence M. Greene (hereinafter called "Consultant"), residing at 315 East 70th Street, New York, New York 10021.

                            W I T N E S S E T H:

          WHEREAS, the Consultant is presently an employee of the Corporation and is expected to retire in January 1982; and
          WHEREAS, the Corporation desires to retain the services of Consultant, as hereinafter provided, and Consultant desires to accept such retainer,
          NOW, THEREFORE, in consideration of the promises, covenants and agreements hereinafter contained, the Corporation agrees to retain Consultant and Consultant hereby agrees to accept such retainer under the terms and conditions hereinafter set forth:
          1. This retainer shall be for a period commencing with the retirement of Consultant in 1982 to December 31, 1982.
          2. Consultant shall be available for consultation, advice and assistance with respect to such corporate and legal matters pertaining to the Corporation's business, proposed business and projects as may be requested of him by the Board of Directors of the Corporation or by the Board of any subsidiary of the Corporation or any investment company sponsored by the Corporation, or by the Chief Executive Officer of the Corporation. It is agreed that, as such Consultant, Consultant will devote at least twenty hours per week, on average annually, in the performance of his services for the Corporation.
          3. For his consulting services, Consultant shall receive fees from the Corporation of $75,000.00 (Seventy-Five Thousand) on an annual basis, payable monthly.
          4. In the event that it is possible to do so at reasonable cost, Consultant, if eligible, will be included in the Major Medical Insurance Plan of the Corporation and, if available, in its Medical Reimbursement Plan during the consultancy.
          5. Consultant shall be reimbursed for actual expenses incurred by him which are properly reimbursable upon appropriate vouchers in connection with Dreyfus related business, provided that Consultant has received approval in advance from the Chief Executive Officer, or an officer delegated by him, regarding the business matter to be engaged upon by Consultant for the Corporation and provided further that the incurring of expenses is submitted for review at least monthly.
          6. Consultant agrees that he will not, except on behalf of the Corporation, either during or after the termination of his retainer, disclose or use any secret or confidential information (including customers' lists and dealers' lists) relating to the Corporation, any sponsored investment company, subsidiary, or affiliate, or the business of any of them. Consultant further agrees that during the period covered by this Agreement, he will not enter into any employment or consulting arrangement with any investment company, or any investment company underwriter, manager, or adviser, or any investment company sales organization, or any organization sponsoring an investment company, except investment companies sponsored by the Corporation or affiliates of the Corporation.
          7. It is agreed that the services to be rendered by Consultant hereunder are of a special and unique character, the loss or impairment of which may not be reasonably or adequately compensated in monetary damages. Consultant hereby expressly agrees that the Corporation, in its discretion, shall be entitled to injunctive or other equitable relief to prevent a breach of this agreement by him. This provision shall not be construed as a waiver or relinquishment by the Corporation of any other rights or remedies which it may have or to which it may be entitled.
          8. Any notice by either party to the other party hereunder shall be sent by certified first class mail addressed to him or it at his or its address above specified, or at such other address as he or it may from time to time designate.
          9. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.
          IN WITNESS WHEREOF, the Corporation and the Consultant have caused this Agreement to be duly executed and delivered the day and year first above written.

                                        THE DREYFUS CORPORATION


                                        By________________________________
                                           Julian Smerling


                                        Consultant


                                           _______________________________
                                           Lawrence M. Greene